EXHIBIT 99.1

Li3 Energy Surface Sampling Identifies Brine Resource Potential on its Pocitos and Rincon Salar Properties, Salta, Argentina

LIMA, PERU -- (Marketwire – July 7, 2010) -- Li3 Energy, Inc. (OTCBB: LIEG) ("Li3 Energy" or the “Company”) is pleased to announce that it has received the assay results from the first batch of brine samples collected on its Pocitos and Rincon Salar prospects in Argentina. The results are very encouraging, returning potentially economic near surface brine assays ranging from 300 ppm to 600 ppm lithium, as summarized below and as shown on Figures 1 through 5. (Available for viewing at: www.li3energy.com/news).

Pocitos Property:
Brine Assay results show two northerly trending zones of lithium and potassium concentrations (“Anomalies”) on the Salar Property.  These Anomalies are referred to as the East Anomaly and the West Anomaly as shown on Figure 2 & 3.

The East Anomaly shows lithium concentrations ranging from 100ppm to 300ppm and has a Mg:Li ratio of 3. The potassium concentration ranges from 1,000 ppm to 7,000 ppm. Based on the assays from the first batch of samples, the Anomaly is approximately 6 kilometres (3.6 miles) long, 2 kilometres (1.2 miles) wide; however, the full areal extent of this Anomaly is unknown and could be larger.

The West Anomaly shows lithium concentrations ranging from 100ppm to 200ppm and has a Mg:Li ratio of 10.  The potassium concentration ranges from 1,000ppm to 5,000ppm. This anomaly is up to 6 kilometres (3.6 miles) long and 2 kilometres (1.2 miles) wide; and as with the East Anomaly, the full areal extent of the West Anomaly is unknown.

Figure 1: Pocitos Salar Property Lithium Brine Anomalies & Geophysical Target Aquifer Zones as shown on Figure 3	Figure 2: Pocitos Salar Property Potassium Brine Anomalies & Geophysical Target Aquifer Zones as shown on Figure 3

These Anomalies have a direct correlation with geophysical Brine Targets 2 and 3 respectively, as shown on Figure 3 and detailed in Li3 Energy’s press release of June 23, 2010.  Significantly, the areal extents of the geophysical targets are considerably larger than the areal extents of the brine anomalies outlined the by first batch of samples.

Figure 3: Pocitos Salar Property Geophysical Test Profile Line 74-84 identifying Geophysical Target Units Aquifers 2 & 3

The Company believes that the coincident relationship between the lithium-potassium Anomalies and the geophysical target zone aquifers confirms the Pocitos Property has significant brine resource potential.

The Pocitos Property, covering approximately 8,643 hectares (21, 357 acres), occupies the central portion of the Pocitos Salar.  Brine sampling sites were established at 500 meters (1,500 feet) intervals on grid lines spaced at 1,000 meters (3,000 feet) intervals. A total of 46 samples were collected during the initial phase of the program. The sample collection procedures and the QA/QC protocols are discussed at the end of this release.

Rincon Property:
Li3’s Rincon Salar Property comprises two parcels, North and South,, covering an aggregate total of 7,461hectares (18,437 acres), both are located in the northern part of the Salar and share the Salar with property owned by The Sentient Group’s Rincon Lithium Limited, which is commencing the design-build phase of a pilot plant on the its property, contiguous to the Company’s South Parcel.

The North Parcel, located in the northern most part of the Salar, covering approximately 5,222 hectares (12,903 acres), will be challenging to explore because it covers a portion of a large delta, which formed at the mouth of the largest intermittent river that empties into the Salar, and as a result the area is covered with sediment.  This is in sharp contrast with the Southern Parcel, which covers approximately 1,939 hectares (4,791 acres) and has little or no surface challenges.

Assays from the South Parcel, show very significant lithium brine concentrations ranging from 300ppm to 600ppm associated with potassium concentrations ranging from 5,000ppm to 10,000ppm. The Mg:Li ratio is 12.
[Missing Graphic Reference]

Assays from the North Parcel show regional low brine concentrations of lithium ranging from 10ppm to 100ppm associated with potassium ranging from 1,000ppm to 2,500ppm. The Mg:Li ratio is 25. Management believes this is a direct result of the dilutive effect of the intermittent surface run-off and may not be a true reflection of mineral concentrations of the aquifers at depth. A measure of this dilutive effect can be seen by comparing these assays with those reported from the South Parcel located only 5 kilometres (3 miles) to the southeast.

Figure 4: Rincon Salar Property Lithium Brine Anomalies	Figure 5: Rincon Salar Property Potassium Brine Anomalies

Company CEO, Mr. Luis Saenz commented, “The first batch of brine geochemical assays are very encouraging, reporting brine concentrations similar to the concentrations reported by Sentient for their Rincon Limited Project on the Rincon Salar and for Hombre Muerto Salar, which hosts the currently producing  FMC Fenix Lithium Mine.”

Brine sampling sites on Li3’s Rincon Salar North and South Parcels were established at 500 meters (1,500 feet) intervals on grid lines spaced at 1,000 meters (3,000 feet) intervals.  A total of 63 samples were collected during the initial phase of the program. The sample collection procedures and the QA/QC protocols are discussed at the end of this release.

Mr. David G. Wahl, P.Eng., P.Geo., is the internal qualified person for this project as defined by Canadian National Instrument 43-101 and is responsible for the contents of this press release.

Under a master option agreement with Lacus Minerals S.A., Li3 Energy will have options to acquire up to an aggregate 85% interest in the Pocitos and Rincon Properties and certain other salar properties, in stages subject to certain milestones, payments and financing commitments. The master option agreement contains certain customary conditions to closing, which is expected to occur in the Company’s first fiscal quarter of 2011.  For more information, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2010.

SAMPLE COLLECTION AND ANALYSIS PROCEDURE
The brine sampling program was carried out by the profesionals at Lacus Minerals Inc. The brine samples were collected on a GPS controlled grid, with grid lines trending east-west established at 1km intervals. Brine sampling stations were established at 1km intervals on all grid lines. Small sampling pits were excavated at each sample site and following a period of recharge and settling the resulting brine was sampled at a depth ranging from 20 to 30 cm below the water table. The collected simple was stabalized and prepared for  shipment to Alex Stewart Laboratories, an internationally accredited laboratory in Mendoza, Argentina.

SUMMARY OF ANALYTICAL METHOD
Alex Stewart Laboratories followed the Standard Methods for the Examination of Water and Wastewater (APHA-AWWA-WPCF) 21ª Ed. – part 3120-chap.3-59 or usepa-sw-846 method 200.7: determination of metals in water and wastes by inductively coupled plasma-atomic emission spectrometry. A summary of the Analytical Method is described as follows:

An aliquot of a well mixed, homogeneous aqueous or solid sample is accurately weighed or measured for sample processing. For total recoverable analysis of a solid or an aqueous sample containing undissolved material, analytes are first solubilized by gentle refluxing with nitric and hydrochloric 200.7-5 acids. After cooling, the sample is made up to volume, is mixed and centrifuged or allowed to settle overnight prior to analysis. For the determination of dissolved analytes in a filtered aqueous sample aliquot, or for the "direct analysis" total recoverable determination of analytes in drinking water where sample turbidity is <1 NTU, the sample is made ready for analysis by the appropriate addition of nitric acid, and then diluted to a predetermined volume and mixed before analysis.

The analysis described in this method involves multielemental determinations by ICP-AES using sequential or simultaneous instruments. The instruments measure characteristic atomic-line emission spectra by optical spectrometry. Samples are nebulized and the resulting aerosol is transported to the plasma torch. Element specific emission spectra are produced by a radio-frequency inductively coupled plasma. The spectra are dispersed by a grating spectrometer, and the intensities of the line spectra are monitored at specific wavelengths by a photosensitive device. Photocurrents from the photosensitive device are processed and controlled by a computer system.  A background correction technique is required to compensate for variable background contribution to the determination of the analytes. Background must be measured adjacent to the analyte wavelength during analysis.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the lithium mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina, Chile and the United States. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally.

Contact:
Li3 Energy, Inc.
Luis Saenz, CEO
Av. Pardo y Aliaga 699 Of. 802, San Isidro
Lima 27, Peru
+011-511-212-1880.
www.li3energy.com

Forward-Looking Statements
Statements in this news release that are not of historical fact constitute forward-looking statements. These statements are subject to risks and uncertainties. Words such as “expects,” “intends,” “plans,” “proposes,” “hopes,” “may,” “could,” “should,” “anticipates,” “likely,” “potentially,” “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. Actual results may differ materially from those suggested by forward-looking statements due to a number of factors, many of which are beyond the control of Li3 Energy, including, but not limited to:  Li3 Energy's ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to consummate any such transactions on favorable terms; Li3 Energy’s ability to establish the necessary technical and managerial infrastructure; Li3 Energy’s ability to raise capital in the amount required and on reasonable terms; future economic conditions; political stability in the various regions in which Li3 Energy operates; and lithium prices. Additional information on risks and other factors that may affect the business and financial results of Li3 Energy can be found in filings of Li3 Energy with the U.S. Securities and Exchange Commission at www.sec.gov, including in Li3 Energy’s Current Report on Form 8-K filed on May 14, 2010, under the caption “Risk Factors.”